Exhibit 99.1

Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS FIRST QUARTER 2009 RESULTS

•	Sales of $5.4 billion
•	Earnings per share of $0.60
•	Expect full year earnings per share of $2.70 to $2.95
•	Expect operating cash flow of $3.2 to $3.4 billion

ST. LOUIS, February 3, 2009 – Emerson (NYSE: EMR) announced that net sales for the first quarter ended December 31, 2008 were $5.4 billion, a decline of 2 percent from $5.5 billion reported in the same period last year. This includes underlying sales (which exclude acquisitions, divestitures and foreign currency translation) that were essentially flat, a 4 percent unfavorable impact from foreign currency translation, and growth from acquisitions of 2 percent. Underlying sales in the United States declined 7 percent and underlying international sales increased 7 percent, including 10 percent growth in emerging markets.

Earnings and earnings per share from continuing operations for the first quarter were $458 million and $0.60 respectively, versus $519 million and $0.65 in the same period last year. This represents an 8 percent decline in earnings per share from continuing operations. Higher restructuring in the current year and lower gains compared to last year negatively impacted earnings per share comparisons by $0.08. Including the impact of discontinued operations in the first quarter of fiscal year 2008, net earnings per share for the first quarter declined 15 percent.

“Emerson has performed extremely well considering the severe market conditions that we have faced in recent months,” said Chairman, CEO and President David N. Farr. “Our financial position remains strong, and we are taking advantage of this economic downturn to improve our competitive position. In troubled times,

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customers turn to industry leaders like Emerson for stability and reliable performance.”

The operating profit margin declined 20 basis points in the quarter to 14.8 percent. Cost reduction initiatives and restructuring benefits mitigated deterioration of the operating profit margin in a challenging environment of increased commodity inflation and volume deleverage. As anticipated, the pretax earnings margin for the first quarter was 12.3 percent compared to 14.0 percent in the prior year period due to restructuring of $43 million versus $9 million in the prior year. In addition, the first quarter of 2008 included $64 million in gains related to the sale of an equity investment and facility versus $4 million in 2009.

“Emerson will continue to drive innovation across the company,” Farr said. “While economic conditions may cause us to be more selective about where we invest, we will continue to invest for future growth and long-term value creation.”

Business Segment Highlights

Process Management reported sales growth in the quarter of 8 percent. Underlying sales growth was 14 percent, which excludes a 6 percent unfavorable impact from currency translation. Global sales were strong, with underlying sales growth in the United States of 10 percent and international growth of 16 percent. Technology leadership continued in Process Management as evidenced by 25 first place awards in Control magazine’s Readers’ Choice Awards, including a first-place award for Wireless Infrastructure. The margin for this segment improved 140 basis points to 19.4 percent, driven by volume leverage and cost reduction programs.

Industrial Automation sales declined 2 percent in the quarter. Underlying sales increased 2 percent, which excludes an unfavorable currency impact of 5 percent and a positive 1 percent impact from the recently completed System Plast acquisition. System Plast is a European-based manufacturer of engineered modular belts and custom conveyor components. This acquisition will strengthen Emerson’s position in the global material handling market serving the food and beverage industry. The

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margin contracted 130 basis points to 13.9 percent with higher pricing more than offset by significant material cost increases. The margin decrease also reflects negative mix on lower sales volume of higher margin business.

Network Power achieved sales growth of 2 percent in the quarter. Underlying sales were flat with a positive 6 percent impact resulting from the Embedded Computing acquisition and a 4 percent negative impact from currency translation. Strength in the China power systems and inbound power businesses was offset by weakness in the uninterruptible power supply, precision cooling and embedded power businesses. The margin for this segment was 10.4 percent versus 12.8 percent in the prior year quarter driven primarily by dilution from acquisitions and the $17 million increase in restructuring costs.

Climate Technologies sales declined 10 percent in the quarter. Underlying sales decreased 7 percent with an additional 3 percent unfavorable impact from currency translation. The sales decline represents broad-based weakness across U.S. and Asian air-conditioning and refrigeration markets. The margin deteriorated from 13.4 percent to 7.7 percent amid substantial material cost pressure, volume deleverage, increased restructuring costs of $13 million, and a negative $13 million impact from foreign currency transactions related to the strengthening of the U.S. dollar in 2009 versus weakening in 2008.

Appliance and Tools sales decreased 17 percent in the quarter, which included a 1 percent unfavorable impact from currency translation. Continued wide-spread weakness in U.S. consumer and residential markets coupled with customers’ destocking and reduced production schedules led to the overall sales decline. Profitability for this segment declined 390 basis points to 10.2 percent, with deleverage from volume declines and continued material cost pressure impacting the segment margin.

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Balance Sheet / Cash Flow

In the first quarter, operating cash flow was $319 million and capital expenditures were $132 million resulting in free cash flow (operating cash flow less capital expenditures) of $187 million, a decline of 37 percent versus the prior year period. This decline was primarily the result of lower earnings in the quarter and an $81 million margin deposit for commodity futures contracts. Historically, first quarter cash flow tends to be lower than in the remaining quarters of the fiscal year. The cash flow to total debt position remains strong at 60 percent, allowing for continued investment in the business and support of the dividend.

“As we have done for many years through the cycles, we will continue to focus on our core strategies, including investment in best cost locations and in technology and new products. We’re positioning Emerson for a strong breakout when the global economy recovers,” Farr said. “A strong cash position makes this possible. We are targeting a strong year in free cash flow at 11.0 to 11.5 percent of sales for fiscal year 2009. Our ability to generate cash demonstrates the underlying strength of the business and enables us to fund growth, both organic and through acquisitions.”

2009 Outlook

Based on performance in the quarter and recent order patterns, Emerson expects full year earnings per share in the range of $2.70 to $2.95. This estimate is based on an anticipated underlying sales decline in the range of 3 percent to 6 percent. Emerson is estimating a 5 percent unfavorable impact from currency translation and a 3 percent favorable impact from completed and future acquisitions resulting in a reported sales decline in the range of 5 percent to 8 percent, or $23 to $23.7 billion. Operating profit margin and pre-tax margin are expected to be in the range of 15.9 to 16.4 percent and 13.0 to 13.8 percent respectively. The free cash flow target is $2.5 to $2.7 billion and the operating cash flow target is $3.2 to $3.4 billion. Detailed assumptions on the 2009 outlook will be provided in the Company’s Investor Conference in New York City on Friday, February 6th.

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Upcoming Investor Events

Today at 2:00 p.m. EST (1:00 p.m. CST), Emerson senior management will discuss the first quarter results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the website.

On February 6, 2009, Emerson senior management will host the company’s annual investor conference in New York. The presentations will begin at 8:30 a.m. EST and conclude at approximately 11:45 a.m. EST. All interested parties may listen to the webcast via the Internet by going to the Investor Relations area of Emerson’s website at www.Emerson.com/financial and completing a brief registration form. A replay of the webcast will be available for approximately one week at the same location on the website. Slide presentations by Emerson executives will be posted on the company website at the beginning of the conference.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company’s most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS, UNAUDITED)

	Quarter Ended December 31,		Percent
	2007	2008	Change

Net sales	$5,520	$5,415	-2%
Less: Costs and expenses
Cost of sales	3,510	3,419
SG&A expenses	1,184	1,193
Other deductions, net	3	91
Interest expense, net	50	43
Earnings from continuing operations before income taxes	773	669	-14%
Income taxes	254	211
Earnings from Continuing Operations	$519	$458	-12%

Discontinued Operations, net of tax	46	—
Net Earnings	$565	$458	-19%

Diluted avg. shares outstanding (millions)	796.5	767.9

Diluted earnings per common share:
Earnings from continuing operations	$0.65	$0.60	-8%
Discontinued Operations	0.06	—
Diluted earnings per common share	$0.71	$0.60	-15%

	Quarter Ended December 31,
	2007	2008
Other deductions, net
Rationalization of operations	$9	$43
Amortization of intangibles	17	23
Other	41	29
Gains	(64)	(4)
Total	$3	$91

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS, UNAUDITED)

	December 31,
	2007	2008
Assets
Cash and equivalents	$1,706	$1,668
Receivables, net	4,296	4,007
Inventories	2,480	2,470
Other current assets	512	728
Total current assets	8,994	8,873
Property, plant & equipment, net	3,435	3,459
Goodwill	6,595	6,556
Other	1,830	1,634

	$20,854	$20,522

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$1,696	$2,042
Accounts payable	2,329	2,171
Accrued expenses	2,151	2,412
Income taxes	232	203
Total current liabilities	6,408	6,828
Long-term debt	3,197	3,234
Other liabilities	2,075	2,058
Stockholders’ equity	9,174	8,402

	$20,854	$20,522

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2007	2008
Operating Activities
Net earnings	$565	$458
Depreciation and amortization	171	176
Changes in operating working capital	(307)	(316)
Other	(6)	1
Net cash provided by operating activities	423	319

Investing Activities
Capital expenditures	(127)	(132)
Purchases of businesses, net of cash and equivalents acquired	(377)	(271)
Other	183	(12)
Net cash used in investing activities	(321)	(415)

Financing Activities
Net increase in short-term borrowings	1,050	968
Proceeds from long-term debt	—	2
Principal payments on long-term debt	—	(186)
Dividends paid	(237)	(252)
Purchases of treasury stock	(194)	(433)
Other	(61)	(35)
Net cash provided by financing activities	558	64

Effect of exchange rate changes on cash and equivalents	38	(77)

Increase (decrease) in cash and equivalents	698	(109)

Beginning cash and equivalents	1,008	1,777

Ending cash and equivalents	$1,706	$1,668

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TABLE 4

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2007	2008
Sales
Process Management	$1,436	$1,553
Industrial Automation	1,125	1,103
Network Power	1,406	1,435
Climate Technologies	766	692
Appliance and Tools	932	771
	5,665	5,554
Eliminations	(145)	(139)
Net Sales	$5,520	$5,415

	Quarter Ended December 31,
	2007	2008
Earnings
Process Management	$258	$302
Industrial Automation	171	153
Network Power	180	149
Climate Technologies	102	53
Appliance and Tools	132	79
	843	736
Differences in accounting methods	53	50
Corporate and other	(73)	(74)
Interest expense, net	(50)	(43)
Earnings before income taxes	$773	$669

	Quarter Ended December 31,
	2007	2008
Rationalization of operations
Process Management	$1	$2
Industrial Automation	3	3
Network Power	3	20
Climate Technologies	1	14
Appliance and Tools	1	4
Total Emerson	$9	$43

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TABLE 5

Reconciliations of Non-GAAP Financial Measures

The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

Forecast
Net Sales	Fiscal 2009
Underlying Sales (Non-GAAP)	-6% to -3%
Currency Translation	-5 pts
Assumed Future and Completed Acquisitions	+3 pts
Net Sales	~ -8% to -5%

Forecast Fiscal Year 2009 Operating Profit
Forecast Fiscal 2009
Operating Profit (Non-GAAP)	~ $3,640 – 3,885
Operating Profit Margin % (Non-GAAP)	15.9% - 16.4%
Interest Expense and Other Deduction, Net	~ ($630 - 660)
Pretax Earnings	~ $2,980 - 3,255
Pretax Earnings Margin %	13.0% - 13.8%

First Quarter Operating Profit	Q1 2008	Q1 2009	Change
Net Sales	$5,520	$5,415	-2%
Cost of Sales	3,510	3,419
SG&A Expenses	1,184	1,193
Operating Profit (Non-GAAP)	826	803	-3%
Operating Profit Margin % (Non-GAAP)	15.0%	14.8%
Other Deductions, Net	3	91
Interest Expense, Net	50	43
Pretax Earnings	$773	$669	-14%
Pretax Earnings Margin %	14.0%	12.3%

Free Cash Flow (dollars in billions)	Forecast Fiscal 2009
Operating Cash Flow	~ $3.2 - $3.4
Capital Expenditures	~ $0.7
Free Cash Flow (Non-GAAP)	~ $2.5 - $2.7

Sales	~ $23 - $23.7
% to Sales
Operating Cash Flow	14.0% - 14.5%
Capital Expenditures	(3.0%)
Free Cash Flow (Non-GAAP)	11.0% - 11.5%

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